UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12
MediaAlpha, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROXY SUPPLEMENT

Supplementary Information About the 2024 Annual Meeting of Stockholders
To Be Held on Thursday, May 16, 2024

This supplement (this “Supplement”) supplements the definitive proxy statement filed by MediaAlpha, Inc. with the U.S. Securities and Exchange Commission (“SEC”) on April 3, 2024 (the “2024 Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2024 Annual Meeting of Stockholders, to be held virtually on May 16, 2024 at 10:00 a.m., Pacific time (the “Annual Meeting”). References in this Supplement to “our” and the “Company” refer to MediaAlpha, Inc., unless the context otherwise requires. This Supplement is being filed with the SEC and made available to stockholders on or about April 10, 2024.

This Supplement updates the disclosure in the 2024 Proxy Statement in the section titled “Questions and Answers About the Annual Meeting” beginning on page 1 to revise the information under the subheadings “What vote is required to approve each proposal?” and “What effect do abstentions and “broker non-votes” have on the proposals?”. The information under those subheadings are hereby revised in their entirety to read as follows:

What vote is required to approve each proposal?

The approval of each of Proposal 1 and Proposal 3 requires the affirmative vote of a majority of votes cast by the holders of our Class A common stock and Class B common stock present in person or by proxy at our Annual Meeting and entitled to vote for the proposal to be approved, voting together as one class.

Proposal 2 requires the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote for the proposal to be approved, voting together as one class.

What effect do abstentions and “broker non-votes” have on the proposals?

An “abstention” will occur at the Annual Meeting if your shares of Class A common stock or Class B common stock are deemed to be present at the Annual Meeting, either because you attend the Annual Meeting or because you have properly completed and returned a proxy, but you do not vote on a proposal or other matter which is required to be voted on by our stockholders at the Annual Meeting. Properly executed proxy cards that are marked “abstain” on any proposal will be treated as abstentions for that proposal.

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange (“NYSE”) rules and interpretations that govern broker non-votes, Proposals 1 and 2 are considered nondiscretionary matters, and a broker will lack the authority to vote uninstructed shares at his/her discretion on these proposals. Proposal 3 is considered a discretionary matter, and a broker will be permitted to exercise his/her discretion to vote uninstructed shares on this proposal.

Abstentions and broker non-votes are not considered votes cast and will have no effect on the vote for Proposal 1 and Proposal 3. Abstentions and broker non-votes will have the same effect as a vote against Proposal 2.

Except as described in this Supplement, none of the items or information presented in the 2024 Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2024 Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the 2024 Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the 2024 Proxy Statement